Exhibit 99.1


                                                    August 23, 1999

            WESTERN RESOURCES, KCPL REACH AGREEMENT WITH FERC STAFF

     Western Resources today announced a settlement has been reached with the Federal Energy Regulatory Commission (FERC) staff. The agreement resolves with the FERC staff all issues which were set for hearing by the FERC in connection with Western Resources' merger with Kansas City Power & Light Company (KCPL).

     The agreement with the staff settles market power, transmission and, in concept, customer protection issues. A document reflecting the settlement with the FERC staff is expected to be filed with the FERC for its review within the next few weeks. Other parties in the FERC docket also are reviewing the staff settlement.

     "We're pleased that this agreement with the FERC staff provides another important milestone in our merger with KCPL," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer. "We believe the agreement with the FERC staff provides an excellent framework for settling with all parties who have jurisdictional issues in the FERC case.

     "We also are pleased that the uncontested settlement we've reached in Missouri is being reviewed by the Missouri Commissioners and, at this time, we believe no further formal proceedings will be necessary in Missouri in order for the Missouri Commission to reach a decision," said Wittig.

     Wittig said the company continued to hope for a decision from the Kansas Corporation Commission that will allow the company to create a financially sound merger with KCPL by year end.

     Under the terms of the FERC staff agreement, the merged company, which will be known as Westar Energy, will join a FERC-approved regional transmission organization (RTO). The RTO is designed to ensure all participants in the regional electricity market have fair transmission access and an equal opportunity to compete for generation supply.

     The Southwest Power Pool (SPP) is developing an RTO which Western Resources believes will meet the requirements of this agreement with the FERC staff. Both Western Resources and KCPL are members of the SPP.

     Hearings are scheduled to begin October 25 in Washington, D.C., if necessary.

     Forward-Looking Statements: Certain matters discussed in this employee update are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's 1998 Annual Report on Form 10-K and quarterly reports on Forms 10-Q for further discussion of factors affecting the company's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this employee update.